55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports Third Quarter Results

New York, NY, November 2, 2023 – S&P Global (NYSE: SPGI) today reported third quarter 2023 results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.

•Reported revenue increased 8%; Adjusted revenue, excluding Engineering Solutions (ES), increased 11%.

•GAAP diluted EPS increased 27%, and adjusted diluted EPS increased 10% year over year.

•Revenue from Sustainability and Energy Transition products accelerated to 36% year-over-year growth excluding ES. Vitality revenue, which is revenue from new or enhanced products, increased 22% (ex-ES) and contributed 12% of reported revenue in Q3.

•Guidance raised for both GAAP diluted EPS and adjusted diluted EPS to reflect better-than-expected performance year to date.

•Previously announced $500 million ASR has been completed and an additional $1.3 billion ASR to be launched in the coming weeks.

“Our third-quarter results clearly demonstrate our ability to adapt to rapidly evolving market conditions and consistently deliver excellent results.

Revenue growth accelerated in every division. We continue to invest in innovation, as evidenced by the multiple product launches in the third quarter, and we continue to demonstrate the disciplined execution on expenses that our shareholders have come to expect.

We are very pleased with the results this quarter, and look forward to a strong finish to 2023."
Douglas Peterson
President and CEO

Revenue

Revenue[1]

($ in millions)
GAAP y/y
Adjusted y/y
$2,861
$2,862
$3,084
$334
$346
$432
$681
$1,016
$334
$346
$432
$681
$1,017
$354
$379
$479
$819
$1,099
6%
6%
10%
10%
11%
11%
20%
20%
8%
8%
3Q '22 GAAP
3Q '22 Adjusted2
3Q '23 GAAP
Total reported revenue
8%
8%
Total adjusted revenue, ex-Engineering Solutions
11%
Market Intelligence
Ratings
Commodity Insights
Mobility
Indices

Revenue increased 8% and adjusted revenue excluding Engineering Solutions increased 11%, driven by acceleration in all divisions. Revenue from subscription products increased 9%, excluding Engineering Solutions. 3Q23 Ratings revenue includes $19 million from a cumulative catch-up for customers' self-reported commercial paper issuance.

(1) Total GAAP and adjusted revenue include the impact of inter-segment eliminations of $43M and $46M, and a contribution from Engineering Solutions of $95M and $0, in 3Q22 and 3Q23, respectively.

(2) Adjusted revenue in 2022 excludes the impact from businesses divested in 2022, in association with the merger with IHS Markit.

Operating Profit, Expense, and Operating Margin

The Company’s reported operating profit margin increased approximately 5 percentage points to 34.8%, primarily due to the increase in GAAP revenue. Adjusted operating profit margin increased 100 basis points to 47% primarily due to the divestiture of Engineering Solutions, growth in our Ratings division, and disciplined expense management.

Diluted Earnings Per Share

	3Q '23	3Q '22	y/y change
GAAP Diluted EPS	$2.33	$1.84	27%
Adjusted Diluted EPS	$3.21	$2.93	10%

GAAP diluted earnings per share increased 27% to $2.33 primarily due to a 22% increase in net income attributable to S&P Global, and a 4% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 10% to $3.21 due to a 6% increase in adjusted net income and a 4% decrease in diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.03. The largest non-core adjustments to earnings in the third quarter of 2023 were for deal-related amortization and costs to achieve synergies.

Full-Year 2023 Outlook

	GAAP	Adjusted
Revenue growth	10% - 12%	4.5% - 5.5%
Corporate unallocated expense	$305 - $315 million	$150 - $160 million
Deal-related amortization	n/a	$1.08 - $1.09 billion
Operating profit margin	34.5% - 35.5%	45.5% - 46.5%
Interest expense, net	$360 - $370 million	$360 - $370 million
Tax rate	22.0% - 23.0%	20.5% - 21.5%
Diluted EPS	$8.75 - $8.90	$12.50 - $12.60
Capital expenditures	~$145 million	~$145 million

In addition to the above, the Company expects 2023 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, in the range of $3.7 billion to $3.8 billion. The Company expects adjusted free cash flow, excluding certain items, in the range of $4.2 billion to $4.3 billion. These expectations are unchanged from prior guidance. The Company now expects slightly higher GAAP and Adjusted capital expenditures compared to prior guidance of ~$140 million.

The Company is reiterating GAAP revenue guidance, and slightly lowering GAAP Corporate unallocated expense guidance versus the prior guidance range of $350 to $370 million, due to the removal of contract exit fees. This results in slightly higher guidance for GAAP operating margin versus the prior guidance range of 34.0% to 35.0%. The Company also expects a slightly lower GAAP tax rate versus the prior guidance range of 22.5% to 23.5%. As a result of higher margins and a lower expected tax rate, the Company now expects GAAP diluted EPS in the range of $8.75 to $8.90 versus the prior range of $8.65 to $8.85. Other GAAP guidance items are unchanged.

The Company is narrowing the range of expected growth in non-GAAP adjusted revenue versus prior guidance in the range of 4% to 6%. The Company now expects a slightly lower non-GAAP adjusted tax rate compared to prior expectations in the range of 21.0% to 22.0%. Due to the slightly lower expected tax rate and strong year-to-date performance, the Company is increasing the guidance range for non-GAAP adjusted diluted EPS to $12.50 to $12.60 compared to prior guidance in the range of $12.35 to $12.55. Other non-GAAP adjusted guidance items are unchanged.

GAAP and non-GAAP adjusted guidance include the contribution from Engineering Solutions in all periods up to the date of its sale on May 2, 2023.

Non-GAAP adjusted guidance excludes merger expenses and amortization of intangibles related to acquisitions. Non-GAAP adjusted guidance is provided to reflect expected financial results for the full year, with growth rate guidance presented relative to non-GAAP pro forma adjusted measures for fiscal 2022, assuming the merger with IHS Markit (and associated divestitures) had closed on January 1, 2021. For non-GAAP adjusted guidance, growth rates compare revenue in the period ending December 31, 2023 to pro forma revenue and non-GAAP pro forma adjusted revenue for the period ended December 31, 2022.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2023 earnings results on a conference call scheduled for today, November 2, at 8:30 a.m. EDT. Additional information presented on the conference call, as well as the Company’s Supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until December 2, 2023. U.S. participants may call (866) 405-7299; international participants may call +1 (203) 369-0609 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). Company financial results are also presented on an as-reported basis, and on a pro forma basis as if the merger had closed on January 1, 2021, for periods including fiscal year 2022, and all other year-to-date periods that include the three months ended March 31, 2022; the pro forma basis agrees to the Company's previously filed unaudited pro forma combined condensed financial information presented in accordance with Article 11 of Regulation S-X. The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted revenue and non-GAAP pro forma adjusted revenue; adjusted diluted EPS and non-GAAP pro forma adjusted diluted EPS; adjusted operating profit and margin and non-GAAP pro forma adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense and non-GAAP pro forma adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net and non-GAAP pro forma adjusted interest expense, net; adjusted provision for income taxes and non-GAAP pro forma adjusted provision for income taxes; adjusted effective tax rate and non-GAAP pro forma adjusted effective tax rate; adjusted net income attributable to noncontrolling interests and non-GAAP pro forma adjusted net income attributable to non-controlling interests; adjusted net income attributable to SPGI and non-GAAP pro forma adjusted net income attributable to SPGI; cash flow provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; and free cash flow, adjusted free cash flow excluding certain items, and non-GAAP pro forma adjusted free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 6, 7, 8, and 9. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash flow provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; adjusted free cash flow excluding certain items; and non-GAAP pro forma adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash flow provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; adjusted free cash flow excluding certain items; and non-GAAP pro forma adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about the completed merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;
•the volatility and health of debt, equity, commodities and energy markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
•the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
•the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
•the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
•our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
•the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
•the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our business divisions and the products our business divisions offer, and our compliance therewith;
•the ability of the Company to implement its plans, forecasts and other expectations with respect to IHS Markit’s business and realize expected synergies;
•the Company’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
•the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
•consolidation of the Company’s customers, suppliers or competitors;
•the introduction of competing products or technologies by other companies;
•our ability to develop new products or technologies, to integrate our products with new technologies (e.g., artificial intelligence), or to compete with new products or technologies offered by new or existing competitors;
•the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
•the impact of customer cost-cutting pressures;
•a decline in the demand for our products and services by our customers and other market participants;
•the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
•the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
•the level of merger and acquisition activity in the United States and abroad;
•the level of the Company’s future cash flows and capital investments;
•the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and
•the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K, as supplemented by Item 1A, Risk Factors, in our most recently filed Quarterly Report on Form 10-Q.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS: https://investor.spglobal.com/contact-investor-relations/rss-feeds/default.aspx

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Ola Fadahunsi
Communications
Tel: +1 (332) 210-9935
ola.fadahunsi@spglobal.com

Christopher Krantz
Communications
Tel: +44 7976 632 638
christopher.krantz@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2023 and 2022
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2023	2022	% Change	2023	2022	% Change

Revenue	$3,084	$2,861	8%	$9,345	$8,244	13%
Expenses	2,018	2,012	—%	6,179	5,934	4%
Loss (gain) on dispositions	—	2	(80)%	69	(1,897)	N/M
Equity in income on unconsolidated subsidiaries	(8)	(6)	29%	(33)	(21)	61%
Operating profit	1,074	853	26%	3,130	4,228	(26)%
Other income, net	(5)	(37)	87%	(5)	(86)	95%
Interest expense, net	84	71	18%	258	218	18%
(Gain) loss on extinguishment of debt, net	—	(4)	N/M	—	15	N/M
Income before taxes on income	995	823	21%	2,877	4,081	(30)%
Provision for taxes on income	181	145	25%	628	1,053	(40)%
Net income	814	678	20%	2,249	3,028	(26)%
Less: net income attributable to noncontrolling interests	(72)	(70)	(3)%	(202)	(213)	5%
Net income attributable to S&P Global Inc.	$742	$608	22%	$2,047	$2,815	(27)%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.34	$1.84	27%	$6.41	$8.95	(28)%
Diluted	$2.33	$1.84	27%	$6.40	$8.91	(28)%

Weighted-average number of common shares outstanding:
Basic	317.5	329.6		319.4	314.5
Diluted	318.0	330.9		319.9	315.7

Actual shares outstanding at period end				316.8	325.8

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.
Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The nine months ended September 30, 2022 include results from IHS Markit since the date of acquisition.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
September 30, 2023 and December 31, 2022
(dollars in millions)

(unaudited)	September 30,	December 31,
	2023	2022

Assets:
Cash, cash equivalents, and restricted cash	$1,646	$1,287
Other current assets	3,158	3,082
Assets of a business held for sale [1]	—	1,298
Total current assets	4,804	5,667
Property and equipment, net	254	297
Right of use assets	392	423
Goodwill and other intangible assets, net	52,420	52,851
Equity investments in unconsolidated subsidiaries	1,791	1,752
Other non-current assets	900	794
Total assets	$60,561	$61,784

Liabilities and Equity:
Short-term debt	$47	$226
Unearned revenue	3,022	3,126
Other current liabilities	2,149	2,413
Liabilities of a business held for sale [1]	—	234
Long-term debt	11,415	10,730
Lease liabilities — non-current	543	577
Deferred tax liability — non-current	3,671	4,065
Pension, other postretirement benefits and other non-current liabilities	690	669
Total liabilities	21,537	22,040
Redeemable noncontrolling interest	3,510	3,267
Total equity	35,514	36,477
Total liabilities and equity	$60,561	$61,784

1 Includes Engineering Solutions as of December 31, 2022.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2023 and 2022
(dollars in millions)

(unaudited)	2023	2022

Operating Activities:
Net income	$2,249	$3,028
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	71	93
Amortization of intangibles	782	645
Deferred income taxes	(430)	(155)
Stock-based compensation	143	160
Loss (gain) on dispositions	69	(1,897)
Loss on extinguishment of debt, net	—	15
Other	170	267
Net changes in other operating assets and liabilities	(678)	(666)
Cash provided by operating activities	2,376	1,490

Investing Activities:
Capital expenditures	(95)	(61)
Acquisitions, net of cash acquired	(293)	242
Proceeds from dispositions	1,004	3,510
Changes in short-term investments	(9)	(2)
Cash provided by investing activities	607	3,689

Financing Activities:
Payments on short-term debt, net	(188)	(219)
Proceeds from issuance of senior notes, net	744	5,395
Payments on senior notes	—	(3,684)
Dividends paid to shareholders	(864)	(749)
Proceeds from noncontrolling interest holders	—	410
Distributions to noncontrolling interest holders	(211)	(197)
Repurchase of treasury shares	(2,001)	(11,003)
Exercise of stock options, employee withholding tax on share-based payments, and other	(82)	(81)
Cash used for financing activities	(2,602)	(10,128)
Effect of exchange rate changes on cash	(22)	(167)
Net change in cash, cash equivalents, and restricted cash	359	(5,116)
Cash, cash equivalents, and restricted cash at beginning of period	1,287	6,505
Cash, cash equivalents, and restricted cash at end of period	$1,646	$1,389

Exhibit 4

S&P Global
Operating Results by Segment
Three and nine months ended September 30, 2023 and 2022
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue
	2023	2022	% Change	2023	2022	% Change

Market Intelligence	$1,099	$1,016	8%	$3,249	$2,774	17%
Ratings	819	681	20%	2,494	2,345	6%
Commodity Insights	479	432	11%	1,450	1,234	18%
Mobility	379	346	10%	1,107	797	39%
Indices	354	334	6%	1,042	995	5%
Engineering Solutions	—	95	N/M	133	224	(41)%
Intersegment Elimination	(46)	(43)	(7)%	(130)	(125)	(4)%
Total revenue	$3,084	$2,861	8%	$9,345	$8,244	13%

	Expenses			Expenses
	2023	2022	% Change	2023	2022	% Change

Market Intelligence (a)	$904	$842	7%	$2,650	$408	N/M
Ratings (b)	360	304	18%	1,072	993	8%
Commodity Insights (c)	295	291	1%	923	794	16%
Mobility (d)	299	256	17%	894	631	42%
Indices (e)	119	95	25%	343	263	31%
Engineering Solutions (f)	—	94	N/M	114	221	(48)%
Corporate Unallocated expense (g)	87	175	(50)%	382	852	(55)%
Equity in Income on Unconsolidated Subsidiaries (h)	(8)	(6)	(29)%	(33)	(21)	(61)%
Intersegment Elimination	(46)	(43)	(7)%	(130)	(125)	(4)%
Total expenses	$2,010	$2,008	—%	$6,215	$4,016	55%

	Operating Profit			Operating Profit

	2023	2022	% Change	2023	2022	% Change
Market Intelligence (a)	$195	$174	12%	$599	$2,366	(75)%
Ratings (b)	459	377	22%	1,422	1,352	5%
Commodity Insights (c)	184	141	31%	527	440	20%
Mobility (d)	80	90	(10)%	213	166	29%
Indices (e)	235	239	(2)%	699	732	(5)%
Engineering Solutions (f)	—	1	N/M	19	3	N/M
Total reportable segments	1,153	1,022	13%	3,479	5,059	(31)%
Corporate Unallocated expense (g)	(87)	(175)	50%	(382)	(852)	55%
Equity in Income on Unconsolidated Subsidiaries (h)	8	6	29%	33	21	61%
Total operating profit	$1,074	$853	26%	$3,130	$4,228	(26)%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The nine months ended September 30, 2022 include results from IHS Markit since the date of acquisition.

Exhibit 4

(a) The three and nine months ended September 30, 2023 include employee severance charges of $19 million and $41 million, respectively, IHS Markit merger costs of $11 million and $36 million, respectively, and an asset write-off of $1 million. The nine months ended September 30, 2023 include a gain on dispositions of $46 million and an asset impairment of $5 million. The three and nine months ended September 30, 2022 include a loss on dispositions of $17 million and a gain on dispositions of $1.8 billion, respectively, employee severance charges of $13 million and $44 million, respectively, IHS Markit merger costs of $6 million and $21 million, respectively, and acquisition-related costs of $1 million and $2 million, respectively. Additionally, amortization of intangibles from acquisitions of $140 million and $134 million is included for the three months ended September 30, 2023 and 2022, respectively, and $421 million and $331 million for the nine months ended September 30, 2023 and 2022, respectively.
(b) The three and nine months ended September 30, 2023 include employee severance charges of $2 million and $8 million, respectively. The three and nine months ended September 30, 2022 include employee severance charges of $2 million and $14 million, respectively. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three months ended September 30, 2023 and 2022, and $6 million and $5 million for the nine months ended September 30, 2023 and 2022, respectively.
(c)    The three and nine months ended September 30, 2023 include IHS Markit merger costs of $8 million and $28 million, respectively, and employee severance charges of $7 million and $23 million, respectively. The three and nine months ended September 30, 2022 include employee severance costs of $14 million and $38 million, respectively, and IHS Markit merger costs of $10 million and $16 million, respectively. Additionally, amortization of intangibles from acquisitions of $33 million and $32 million is included for the three months ended September 30, 2023 and 2022, respectively, and $99 million and $77 million for the nine months ended September 30, 2023 and 2022, respectively.
(d)    The three and nine months ended September 30, 2023 include employee severance charges of $3 million and $6 million, respectively, IHS Markit merger costs of $1 million and $2 million, respectively, and acquisition-related costs of $1 million and $2 million, respectively. The three and nine months ended September 30, 2022 include acquisition-related benefit of $19 million and $15 million, respectively, and employee severance charges of $1 million and $3 million, respectively. The nine months ended September 30, 2022 include IHS Markit merger costs of $1 million. Additionally, amortization of intangibles from acquisitions of $76 million is included for the three months ended September 30, 2023 and 2022, and $226 million and $176 million for the nine months ended September 30, 2023 and 2022, respectively.
(e)    The three and nine months ended September 30, 2023 include employee severance charges of $1 million and $4 million, respectively, and IHS Markit merger costs of $1 million and $3 million, respectively. The nine months ended September 30, 2023 include a gain on disposition of $4 million. The three and nine months ended September 30, 2022 include a gain on disposition of $14 million and $52 million, respectively, employee severance charges of $1 million and $4 million, respectively, and IHS Markit merger costs of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for the three months ended September 30, 2023 and 2022, and $27 million and $22 million for the nine months ended September 30, 2023 and 2022, respectively.
(f)    As of May 2, 2023, we completed the sale of Engineering Solutions and the results are included through that date. The three and nine months ended September 30, 2022 include employee severance charges of $2 million and $4 million, respectively. Additionally, amortization of intangibles from acquisitions of $14 million is included for the three months ended September 30, 2022, and $1 million and $33 million for the nine months ended September 30, 2023 and 2022, respectively.
(g)    The three and nine months ended September 30, 2023 include IHS Markit merger costs of $37 million and $104 million, respectively, employee severance charges of $6 million and $20 million, respectively, disposition-related costs of $3 million and $19 million, respectively, and acquisition-related costs of $1 million and $3 million, respectively. The nine months ended September 30, 2023 include a loss on disposition of $120 million and lease impairments of $15 million. The three and nine months ended September 30, 2022 include IHS Markit merger costs of $127 million and $483 million, respectively, employee severance charges of $23 million and $87 million, respectively, acquisition-related costs of $1 million and $7 million, respectively, gain on acquisition of $10 million and an asset impairment of $9 million. The nine months ended September 30, 2022 include a S&P Foundation grant of $200 million, lease impairments of $5 million and an asset write-off of $3 million. Additionally, amortization of intangibles from acquisitions of $2 million and $1 million is included for the nine months ended September 30, 2023 and 2022, respectively.
(h)    Amortization of intangibles from acquisitions of $14 million and $13 million is included for the three months ended September 30, 2023 and 2022, respectively, and $42 million for the nine months ended September 30, 2023 and 2022.

Exhibit 5
S&P Global
Operating Results - Non-GAAP Financial Information
Three and nine months ended September 30, 2023 and 2022
(dollars in millions, except per share amounts)

Revenue/Adjusted Revenue/Non-GAAP Pro Forma Adjusted Revenue

(unaudited)		Three Months			Nine Months
		2023	2022	% Change	2023	2022	% Change

Market Intelligence	Revenue/Pro forma revenue *	$1,099	$1,016	8%	$3,249	$3,065	6%
	Divestitures	—	1		—	(9)
	Revenue/Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$1,099	$1,017	8%	$3,249	$3,056	6%

Ratings	Revenue	$819	$681	20%	$2,494	$2,345	6%
	Revenue	$819	$681	20%	$2,494	$2,345	6%

Commodity Insights	Revenue/Pro forma revenue *	$479	$432	11%	$1,450	$1,336	9%
	Divestitures	—	—		—	(12)
	Revenue/Non-GAAP pro forma adjusted revenue *	$479	$432	11%	$1,450	$1,324	9%

Mobility	Revenue/Pro forma revenue *	$379	$346	10%	$1,107	$1,006	10%
	Revenue/Pro forma revenue *	$379	$346	10%	$1,107	$1,006	10%

Indices	Revenue/Pro forma revenue *	$354	$334	6%	$1,042	$1,012	3%
	Divestitures	—	—		—	(1)
	Revenue/Non-GAAP pro forma adjusted revenue *	$354	$334	6%	$1,042	$1,011	3%

Engineering Solutions	Revenue/Pro forma revenue *	$—	$95	N/M	$133	$290	(54)%
	Revenue/Pro forma revenue *	$—	$95	N/M	$133	$290	(54)%

Intersegment Elimination	Intersegment elimination/Pro forma intersegment elimination *	$(46)	$(43)	(7)%	$(130)	$(127)	(2)%
	Intersegment elimination/Pro forma intersegment elimination *	$(46)	$(43)	(7)%	$(130)	$(127)	(2)%

Total SPGI	Revenue/Pro forma revenue *	$3,084	$2,861	8%	$9,345	$8,926	5%
	Divestitures	—	1		—	(22)
	Revenue/Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$3,084	$2,862	8%	$9,345	$8,905	5%

Exhibit 5

Operating Profit/Adjusted Operating Profit/Non-GAAP Pro Forma Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2023	2022	% Change	2023	2022	% Change
Market Intelligence	Operating profit/Pro forma operating profit *	$195	$174	12%	$599	$2,349	(74)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a)	31	36		37	(1,697)
	Deal-related amortization/Pro forma deal-related amortization	140	134		421	331
	Divestitures	—	1		—	(7)
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$366	$345	6%	$1,058	$976	8%

Ratings	Operating profit/Pro forma operating profit *	$459	$377	22%	$1,422	$1,347	6%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (b)	3	2		8	14
	Deal-related amortization/Pro forma deal-related amortization	2	2		6	6
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$464	$381	22%	$1,435	$1,367	5%

Commodity Insights	Operating profit/Pro forma operating profit *	$184	$141	31%	$527	$445	18%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (c)	15	25		51	70
	Deal-related amortization/Pro forma deal-related amortization	33	32		99	77
	Divestitures	—	—		—	(7)
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$232	$198	17%	$677	$586	15%

Mobility	Operating profit/Pro forma operating profit *	$80	$90	(10)%	$213	$202	5%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (d)	4	(19)		10	31
	Deal-related amortization/Pro forma deal-related amortization	76	76		226	177
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$160	$146	10%	$449	$410	10%

Indices	Operating profit/Pro forma operating profit *	$235	$239	(2)%	$699	$732	(5)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (e)	2	(13)		3	(40)
	Deal-related amortization/Pro forma deal-related amortization	9	9		27	22
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$246	$234	5%	$729	$712	2%

Engineering Solutions	Operating profit/Pro forma operating profit *	$—	$1	N/M	$19	$8	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (f)	—	2		—	12
	Deal-related amortization	—	14		1	33
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$—	$17	N/M	$20	$52	(60)%

Exhibit 5

(unaudited)		Three Months			Nine Months
		2023	2022	% Change	2023	2022	% Change

Total Segments	Operating profit/Pro forma operating profit *	$1,153	$1,022	13%	$3,479	$5,083	(32)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization)	54	33		109	(1,610)
	Deal-related amortization	260	267		780	646
	Divestitures	—	1		—	(14)
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,467	$1,322	11%	$4,367	$4,103	6%

Corporate Unallocated Expense	Corporate unallocated expense /Pro forma corporate unallocated expense *	$(87)	$(175)	50%	$(382)	$(517)	26%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (g)	47	150		280	450
	Deal-related amortization	—	—		2	—
	Adjusted corporate unallocated expense/Non-GAAP pro forma adjusted unallocated expense *	$(39)	$(24)	(67)%	$(100)	$(66)	(51)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries /Pro forma equity in income on unconsolidated subsidiaries *	$8	$6	29%	$33	$29	14%
	Deal-related amortization	14	13		42	41
	Adjusted equity in income on unconsolidated subsidiaries/Non-GAAP pro forma adjusted equity in income on unconsolidated subsidiaries*	$22	$19	12%	$75	$71	6%

Total SPGI	Operating profit/Pro forma operating profit *	$1,074	$853	26%	$3,130	$4,594	(32)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a) (b) (c)(d) (e) (f) (g)	102	184		388	(1,159)
	Deal-related amortization	274	280		824	687
	Divestitures	—	1		—	(14)
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,450	$1,318	10%	$4,342	$4,108	6%

Other Income, Net/Pro Forma Other Income, Net

(unaudited)	Three Months			Nine Months
	2023	2022	% Change	2023	2022	% Change

Other income, net/Pro forma other income, net *	$(5)	$(37)	87%	$(5)	$(83)	94%
Other income, net/Pro forma other income, net *	$(5)	$(37)	87%	$(5)	$(83)	94%

Exhibit 5

Interest Expense, Net/Adjusted Interest Expense, Net/Non-GAAP Pro Forma Adjusted Interest Expense, Net

(unaudited)	Three Months			Nine Months
	2023	2022	% Change	2023	2022	% Change

Interest expense, net/Pro forma interest expense, net *	$84	$71	18%	$258	$283	(9)%
Non-GAAP adjustments/Pro forma non-GAAP adjustments (h)	7	—		20	(31)
Interest expense, net/Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	$91	$71	28%	$278	$252	10%

Adjusted Provision for Income Taxes/Non-GAAP Pro Forma Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2023	2022	% Change	2023	2022	% Change

Provision for income taxes/Pro forma provision for income taxes *	$181	$145	25%	$628	$1,074	(42)%
Pro forma non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h) (i) (j)	23	49		10	(426)
Deal-related amortization	66	64		198	157
Divestitures	—	—		—	(4)
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$270	$259	4%	$836	$802	4%

Adjusted Effective Tax Rate/Non-GAAP Pro Forma Adjusted Effective Tax Rate

(unaudited)	Three Months			Nine Months
	2023	2022	% Change	2023	2022		% Change

Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,450	$1,318	10%	$4,342	$4,108		6%
Other income, net/Pro forma other income, net *	(5)	(37)		(5)	(83)
Interest expense, net/Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	91	71		278	252
Adjusted income before taxes on income/Non-GAAP pro forma adjusted income before taxes on income *	$1,364	$1,283	6%	$4,069	$3,938		3%
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$270	$259		$836	$802
Adjusted effective tax rate/Non-GAAP pro forma adjusted effective tax rate 1 *	19.8%	20.2%		20.6%	20.4%	`

1 The adjusted effective tax rate is calculated by dividing provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended September 30, 2023 and 2022 was 20.1% and 20.5%, respectively. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the nine months ended September 30, 2023 and 2022 was 20.9% and 20.7%, respectively.

Exhibit 5
Adjusted Net Income attributable to Noncontrolling Interests/Non-GAAP Pro Forma Adjusted Net Income attributable to Noncontrolling Interests

(unaudited)	Three Months			Nine Months
	2023	2022	% Change	2023	2022	% Change

Net income attributable to noncontrolling interests/Pro forma net income attributable to noncontrolling interests *	$72	$70	3%	$202	$213	(5)%
Non-GAAP adjustments (k)	—	(14)		—	(14)
Adjusted net income attributable to noncontrolling interests/Non-GAAP pro forma adjusted net income attributable to noncontrolling interests *	$72	$56	29%	$202	$199	1%

Adjusted Net Income attributable to SPGI and Diluted EPS /Non-GAAP Pro Forma Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2023		2022		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported	$742	$2.33	$608	$1.84	22%	27%
Non-GAAP adjustments	71	0.22	144	0.44
Deal-related amortization	208	0.65	216	0.65
Divestitures	—	—	1	—
Adjusted	$1,022	$3.21	$968	$2.93	6%	10%

	Nine Months
Reported/Pro forma *	$2,047	$6.40	$3,110	$9.14	(34)%	(30)%
Adjusted non-GAAP adjustments/Pro forma non-GAAP adjustments	358	1.12	(691)	(2.03)
Adjusted deal-related amortization/Pro forma deal-related amortization	626	1.96	530	1.56
Divestitures	—	—	(10)	0.04
Adjusted/Non-GAAP pro forma adjusted *	$3,031	$9.47	$2,938	$8.63	3%	10%

N/M - Represents a change equal to or in excess of 100% or not meaningful
* - The nine months ended September 30, 2022 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on November 2, 2023.
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, and Indices was 33%, 57%, 48%, 42%, and 69% for the three months ended September 30, 2023. Adjusted operating profit margin for the Company was 47% for the three months ended September 30, 2023. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions was 33%, 58%, 47%, 41%, 70%, and 15% for the nine months ended September 30, 2023. Adjusted operating profit margin for the Company was 46% for the nine months ended September 30, 2023. Adjusted operating profit margin is calculated as adjusted operating profit divided by adjusted revenue.

(a)     The three and nine months ended September 30, 2023 include employee severance charges of $19 million ($14 million after-tax) and $41 million ($31 million after-tax), respectively, IHS Markit merger costs of $11 million ($8 million after-tax) and $36 million ($27 million after-tax), respectively, and an asset write-off $1 million (less than $1 million after-tax). The nine months ended September 30, 2023 include a gain on dispositions of $46 million ($34 million after-tax) and an asset impairment of $5 million ($4 million after-tax). The three and nine months ended September 30, 2022 include a loss on dispositions of $17 million ($13 million after-tax) and a gain on dispositions $1.8 billion ($1.4 billion after-tax), respectively, employee severance charges of $13 million ($10 million after-tax) and $44 million ($34 million after-tax), respectively, IHS Markit merger costs of $6 million ($5 million after-tax) and $21 million ($16 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively.

Exhibit 5
(b)    The three and nine months ended September 30, 2023 include employee severance charges of $2 million ($2 million after-tax) and $8 million ($6 million after-tax), respectively. The three and nine months ended September 30, 2022 include employee severance charges of $2 million ($1 million after-tax) and $14 million ($11 million after-tax), respectively.
(c)    The three and nine months ended September 30, 2023 include IHS Markit merger costs of $8 million ($6 million after-tax) and $28 million ($21 million after-tax), respectively, and employee severance charges of $7 million ($6 million after-tax) and $23 million ($17 million after-tax), respectively. The three and nine months ended September 30, 2022 include employee severance charges of $14 million ($11 million after-tax) and $38 million ($29 million after-tax), respectively, and IHS Markit merger costs of $10 million ($8 million after-tax) and $16 million ($12 million after-tax), respectively.
(d)    The three and nine months ended September 30, 2023 include employee severance charges of $3 million ($2 million after-tax) and $6 million ($5 million after-tax), respectively, IHS Markit Merger costs of $1 million (less than $1 million after-tax) and $2 million ($1 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively. The three and nine months ended September 30, 2022 include acquisition-related benefit of $19 million ($19 million after-tax) and $15 million ($16 million after-tax), respectively, and employee severance charges of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2022 include IHS Markit merger costs of $1 million ($1 million after-tax).
(e)    The three and nine months ended September 30, 2023 include employee severance charges of $1 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively, and IHS Markit merger costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2023 include a gain on disposition of $4 million ($3 million after-tax). The three and nine months ended September 30, 2022 include a gain on disposition of $14 million ($12 million after-tax) and $52 million ($43 million after-tax), respectively, employee severance charges of $1 million (less than $1 million after-tax) and $4 million ($3 million after-tax), respectively, and IHS Markit merger costs of $1 million ($1 million after-tax).
(f)    As of May 2, 2023, we completed the sale of Engineering Solutions and the results are included through that date. The three and nine months ended September 30, 2022 include employee severance charges of $2 million ($2 million after-tax) and $4 million ($4 million after-tax), respectively.
(g)    The three and nine months ended September 30, 2023 include IHS Markit merger costs of $37 million ($28 million after-tax) and $104 million ($78 million after-tax), respectively, employee severance charges of $6 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively, disposition-related costs of $3 million ($2 million after-tax) and $19 million ($14 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2023 include a loss on disposition of $120 million ($186 million after-tax) and lease impairments of $15 million ($11 million after-tax). The three and nine months ended September 30, 2022 include IHS Markit merger costs of $127 million ($95 million after-tax) and $483 million ($384 million after-tax), respectively, employee severance charges of $23 million ($17 million after-tax) and $87 million ($67 million after-tax), respectively, a gain on acquisition of $10 million ($10 million after-tax), an asset impairment of $9 million ($7 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax) and $7 million ($3 million after-tax), respectively. The nine months ended September 30, 2022 include a S&P Foundation grant of $200 million ($151 million after-tax), lease impairments of $5 million ($3 million after-tax) and an asset write-off of $3 million ($3 million after-tax).
(h)    The three and nine months ended September 30, 2023 include a premium amortization benefit of $7 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively.
(i)    The three and nine months ended September 30, 2022 include a gain on the extinguishment of debt of $4 million ($3 million after-tax) and loss on extinguishment of debt $15 million ($11 million after-tax), respectively.
(j)    The nine months ended September 30, 2023 include a tax benefit of $16 million associated with a disposition. The nine months ended September 30, 2022 include tax expense of $157 million associated with a gain on disposition and the three and nine months ended September 30, 2022 includes a tax benefit of $2 million and tax expense of $10 million, respectively, due to annualized effective tax rate differences for GAAP.
(k) The three and nine months ended September 30, 2022 includes an adjustment related to the JV Partner's portion of the gain on the disposition of the L100 Index as part of the sale of LCD to Morningstar.

Exhibit 6
S&P Global
Adjusted Expenses
Three months ended September 30, 2023 and 2022
(dollars in millions)

(unaudited)		Three Months
		2023	2022	% Change

Market Intelligence	Expenses	$904	$842	7%
	Non-GAAP adjustments (a)	(31)	(36)
	Deal-related amortization	(140)	(134)
	Adjusted expenses	$733	$672	9%

Ratings	Expenses	360	304	18%
	Non-GAAP adjustments (b)	(3)	(2)
	Deal-related amortization	(2)	(2)
	Adjusted expenses	$355	$300	18%

Commodity Insights	Expenses	$295	$291	1%
	Non-GAAP adjustments (c)	(15)	(25)
	Deal-related amortization	(33)	(32)
	Adjusted expenses	$247	$234	6%

Mobility	Expenses	299	256	17%
	Non-GAAP adjustments (d)	(4)	19
	Deal-related amortization	(76)	(76)
	Adjusted expenses	$219	$200	10%

Indices	Expenses	119	95	25%
	Non-GAAP adjustments (e)	(2)	13
	Deal-related amortization	(9)	(9)
	Adjusted expenses	$108	$100	9%

Engineering Solutions	Expenses	—	94	N/M
	Non-GAAP adjustments (f)	—	(2)
	Deal-related amortization	—	(14)
	Adjusted expenses	$—	$78	N/M

Corporate Unallocated Expense	Corporate Unallocated expense	87	175	(50)%
	Non-GAAP adjustments (g)	(47)	(150)
	Adjusted Corporate Unallocated expenses	$39	$24	67%

Exhibit 6

(unaudited)		Three Months
		2023	2022	% Change

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	(8)	(6)	(29)%
	Deal-related amortization	(14)	(13)
	Adjusted equity in income on unconsolidated subsidiaries	$(22)	$(19)	(12)%

Total SPGI	Expenses	$2,010	$2,008	—%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)(g)	(102)	(184)
	Deal-related amortization	(274)	(280)
	Divestitures	—	—
	Adjusted expenses	$1,634	$1,545	6%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.

(a)     The three months ended September 30, 2023 include employee severance charges of $19 million ($14 million after-tax), IHS Markit merger costs of $11 million ($8 million after-tax) and an asset write-off of $1 million (less than $1 million after-tax). The three months ended September 30, 2022 include loss on dispositions of $17 million ($13 million after-tax), employee severance charges of $13 million ($10 million after-tax), IHS Markit merger costs of $6 million ($5 million after-tax), and acquisition-related costs of $1 million ($1 million after-tax).
(b)    The three months ended September 30, 2023 include employee severance charges of $2 million ($2 million after-tax). The three months ended September 30, 2022 include employee severance charges of $2 million ($1 million after-tax).
(c)    The three months ended September 30, 2023 include IHS Markit merger costs of $8 million ($6 million after-tax) and employee severance charges of $7 million ($6 million after-tax). The three months ended September 30, 2022 include employee severance charges of $14 million ($11 million after-tax) and IHS Markit merger costs of $10 million ($8 million after-tax).
(d)    The three months ended September 30, 2023 include employee severance charges of $3 million ($2 million after-tax), IHS Markit merger costs of $1 million (less than $1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). The three months ended September 30, 2022 include acquisition-related benefit of $19 million ($19 million after-tax) and employee severance charges of $1 million ($1 million after-tax).
(e)    The three months ended September 30, 2023 include employee severance charges of $1 million ($1 million after-tax) and IHS Markit merger costs of $1 million ($1 million after-tax). The three months ended September 30, 2022 include a gain on disposition of $14 million ($12 million after-tax), employee severance charges of $1 million (less than $1 million after-tax), and IHS Markit merger costs of $1 million ($1 million after-tax).
(f)    As of May 2, 2023, we completed the sale of Engineering Solutions and the results are included through that date. The three months ended September 30, 2022 include employee severance charges of $2 million ($2 million after-tax).
(g)    The three months ended September 30, 2023 include IHS Markit merger costs of $37 million ($28 million after-tax), employee severance charges of $6 million ($5 million after-tax), disposition-related costs of $3 million ($2 million after-tax), and acquisition-related costs of $1 million ($1 million after-tax). The three months ended September 30, 2022 include IHS Markit merger costs of $127 million ($95 million after-tax), employee severance charges of $23 million ($17 million after-tax), a gain on acquisition of $10 million ($10 million after-tax), an asset impairment of $9 million ($7 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).

Exhibit 7
S&P Global
Revenue Information
Three and nine months ended September 30, 2023 and 2022
(dollars in millions)
Revenue/Adjusted Revenue/Non-GAAP Pro Forma Adjusted Revenue by Type

(unaudited)	Three Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Market Intelligence	$932	$862	8%	$42	$40	4%	$—	$—	N/M
Ratings	—	—	N/M	326	244	34%	493	437	13%
Commodity Insights	432	394	10%	26	21	23%	—	—	N/M
Mobility	296	269	11%	83	77	7%	—	—	N/M
Indices	70	69	2%	—	—	N/M	—	—	N/M
Engineering Solutions	—	89	N/M	—	6	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(46)	(43)	(7)%
Revenue/Adjusted revenue	$1,730	$1,683	3%	$477	$388	23%	$447	$394	13%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$125	$115	8%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	21	17	29%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	218	210	4%	66	55	18%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Revenue/Adjusted revenue	$218	$210	4%	$87	$72	21%	$125	$115	8%

	Nine Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Market Intelligence	$2,732	$2,566	6%	$137	$132	4%	$—	$—	N/M
Ratings	—	—	N/M	1,088	992	10%	1,406	1,353	4%
Commodity Insights	1,261	1,165	8%	130	109	19%	—	—	N/M
Mobility	870	785	11%	237	221	7%	—	—	N/M
Indices	206	206	—%	—	—	N/M	—	—	N/M
Engineering Solutions	125	268	(53)%	8	22	(65)%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(130)	(127)	(2)%
Revenue/Non-GAAP pro forma adjusted revenue *	$5,194	$4,990	4%	$1,600	$1,476	8%	$1,276	$1,226	4%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$380	$358	6%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	59	50	16%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	638	642	(1)%	198	163	22%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Revenue/Non-GAAP pro forma adjusted revenue *	$638	$642	(1)%	$257	$213	20%	$380	$358	6%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.

Exhibit 7
* - The nine months ended September 30, 2022 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on November 2, 2023.

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 8
S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2023 and 2022
(dollars in millions)
 Computation of Free Cash Flow and Adjusted/Non-GAAP Pro Forma Adjusted
Free Cash Flow Excluding Certain Items

(unaudited)	Three Months		Nine Months
	2023	2022	2023	2022
Cash provided by operating activities	$1,013	$814	$2,376	$1,490
Capital expenditures	(36)	(21)	(95)	(61)
Distributions to noncontrolling interest holders	(71)	(71)	(211)	(197)
Free cash flow	$906	$722	$2,070	$1,232
IHS Markit merger costs	146	65	403	550
Tax on gain from sale of divestitures	60	178	169	528
Disposition-related costs	—	—	40	—
S&P Foundation grant	—	—	—	200
Debt financing derivative	—	—	—	85
IHS Markit operating cash outflow prior to acquisition	—	—	—	(15)
Russia suspension costs	—	—	—	10
Adjusted/Non-GAAP pro forma adjusted free cash flow excluding certain items	$1,112	$965	$2,682	$2,590

Exhibit 9
S&P Global
 Non-GAAP Guidance

Reconciliation of 2023 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$8.80	$8.90
Deal-related amortization	2.63	2.63
IHS Markit merger costs	0.56	0.56
Loss on dispositions	0.17	0.17
Tax rate	0.34	0.34
Non-GAAP adjusted diluted EPS	$12.50	$12.60